Exhibit 10.17

February 19, 2001

Norman Chang

[Address]

Dear Norman:

It is my pleasure to offer you the position of Vice President of Apache Design Solutions, Inc. (the “Company”). This letter shall serve to confirm the terms of your employment with the Company. Such employment shall begin immediately upon your acceptance of this letter or as indicated herein (“Acceptance Date”). If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me.

1. Compensation.

a. Salary. You will be paid a salary of $11,250 per month, less applicable withholdings and deductions (hereafter “Salary”). All reasonable business expenses that are documented by you will be reimbursed that are incurred in the ordinary course of business.

b. Stock or Options. Subject to Board approval, the Company will grant you an option to purchase 10,000 shares of Common Stock at an exercise equal to the then fair market value as determined by the Board of Directors. Such option shall be subject to vesting restrictions and other standard provisions set forth in the Company’s stock option documentation and as applicable to the Company’s employees in general.

c. Vacation, Holidays and Sick-Leave. The Company will provide you with vacation pay during your employment. Sick leave and holidays will be provided in accordance with the Company’s policies.

2. Non-Compete and Outside Activities. You agree that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company.

3. Termination / Resignation.

a. Voluntary Resignation / Termination for Cause. If you resign from the Company or any successor (except for a resignation for “Good Reason” as set forth below), or if the Company or any successor terminates your employment for “Cause” (as defined herein), then you shall not be entitled to receive severance or other benefits, except for your base salary and for the value of all accrued, but unused vacation earned through the date of termination, but nothing else. For all purposes under this Agreement, a termination for “Cause” shall mean a termination of your employment for either of the following reasons: (i) any act by you which materially damages the Company’s or any successor’s business, operations or reputation and which involves embezzlement or dishonesty or (ii) repeated failure to substantially perform your material duties and responsibilities to the reasonable satisfaction of the Board after you shall have been given written notice describing the basis of such claim and thirty (30) days to cure such failure. A termination of your employment in any other circumstances or for any other reasons will be a termination “Without Cause.”

b. Resignation for Good Reason / Termination without Cause / Death or Disability. In the event (i) that you are terminated “Without Cause” (as defined above); (ii) that you resign immediately by reason of the occurrence of any of the following events without your express written consent, unless corrected prior to the date of your departure (each of which shall be deemed a resignation for “Good Reason”): (x) a change in your position with the Company or any successor which materially reduces below the level of a Vice President your level of responsibilities or duties or title, (y) a material reduction in your level of compensation (including base salary and fringe benefits (unrelated to any executive officer-wide reduction)), or (z) a relocation of your principal place of employment by more than fifty (50) miles from your current principal place of employment; or (iii) of your death or when the Board has reasonably determined that you have become unable to perform substantially your services and duties because of any physical or mental injury or disability, and that it is reasonably likely that you will not be able to resume substantially performing your services and duties with the Company (a “Disability”), then you shall be entitled to receive a severance payment equal to six (6) months of your base salary and, if you are eligible for and elect to continue your medical benefit coverage under COBRA, payment by the Company for that coverage for six (6) months.

c. “At Will” Employment. Employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause, without liability to either party (except as otherwise expressly provided for in Paragraph 3(b) above). Any contrary representations which may have been made or which may be made to you are superseded by this offer. This is the full and complete agreement between us on this term. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

4. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your execution.

5. Arbitration. Any controversy between the parties hereto involving the construction of application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect. Any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

The terms of this offer and the enclosed Proprietary Information and Inventions Agreement must be agreed to as a condition of your employment. To accept this offer, please sign below and where indicated on the Proprietary Information and Inventions Agreement. This offer, if not accepted, will expire on February 26, 2001.

We look forward to working with you to make Apache Design Solutions, Inc. a success. If there are any aspects of our offer which you would like clarified, please let me know.

Very truly yours,

/s/ Shen Lin

ACCEPTANCE

I accept this employment offer. The provisions stated in this letter supersede all prior discussions and offer negotiations.

Accepted:	/s/ Norman Chang

Date:	2/19/2001

Start Date:	2/19/2001

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT